Free Writing Prospectus

Filed Pursuant to Rule 433

Dated November 15, 2012

Registration Statement No. 333-179292 and 333-179292-01

Free Writing Prospectus dated November 15, 2012

RWT Holdings, Inc.

Sponsor

Redwood Residential Acquisition Corporation
Seller

Sequoia Residential Funding, Inc.

Depositor

Sequoia Mortgage Trust 2012-6

Mortgage Pass-Through Certificates, Series 2012-6

$295,885,000

Wells Fargo Bank, N.A.
Master Servicer and Securities Administrator

The depositor has prepared a preliminary prospectus supplement dated November 15, 2012 and base prospectus dated September 13, 2012 which describe the mortgage pass-through certificates to be issued by the issuing entity. You should review the prospectus supplement and the base prospectus in their entirety before deciding to purchase any of the certificates.

Ratings

The depositor expects that the certificates issued by the issuing entity and offered pursuant to the prospectus supplement will receive the indicated ratings from the nationally recognized statistical rating organizations listed below:

Class	Fitch, Inc.	Kroll Bond Rating Agency, Inc.	Moody’s Investors Service
A-1	AAAsf	AAA(sf)	Aaa(sf)
A-2	AAAsf	AAA(sf)	Aaa(sf)
A-IO1	AAAsf	AAA(sf)	Aaa(sf)
A-IO2	AAAsf	AAA(sf)	Aaa(sf)
A-IO3	AAAsf	AAA(sf)	Aaa(sf)
B-1	AAsf	NR	NR
B-2	Asf	NR	NR
B-3	BBBsf	NR	NR

It is a condition to the issuance of the certificates that each class of certificates receive the ratings listed above.

Barclays

The depositor has filed a registration statement (including a prospectus supplement and base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and base prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and base prospectus if you request it by calling toll-free 866-603-5847 or by e-mailing barclaysprospectus@broadridge.com.

The registration statement to which this offering relates is Commission File Numbers 333-179292 and 333-179292-01. This free writing prospectus is not required to, and does not, contain all information that is required to be included in the base prospectus and the prospectus supplement for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.